UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☑
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CNS RESPONSE, INC.

(Name of Registrant as Specified In Its Charter)

Leonard J. Brandt

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

From: Larry Baill
Sent: Wednesday, September 02, 2009 9:10 PM
To: ‘CNS Response, Inc. <NewsAlerts@McCloudCommunications.com>‘
Subject: CNS Response
As an early investor in CNS Response and admittedly an old friend of Len Brandt I offer these thought on the proxy battle and election of board members that is the focus of the election contest which now dominates our company’s attention. It was Len who first saw the promise of the CNS approach to the treatment of mental illness as well as the financial possibilities that such an approach might offer if properly commercialized. Len raised the early capital needed to expand and refine the data base used by RNS for it’s predictive model and to demonstrate the effectiveness of the C NS approach. It was Len who kept the company afloat through numerous subsequent capital raising campaigns including during a time period when raising capital was a real challenge. When all else failed or thing got really tight Len infused the company with capital out of his own pocket. I don’t know what experience anyone else had with venture capital investments of this kind but my own experience has taught me that few if any have survived for a year or two while Len has single handedly kept CNS alive for over 9 years. It is a testament to Len’s business acumen and tenacity that he has kept the dream alive for so long.
I invested in CNS because Len was at the helm. While CNS was just an idea with promise when I first heard about it I like to think that I was realistic about its prospects for success. To the extent that the CNS approach to the treatment of mental illness required a quantum change in the thinking of mental health treatment professionals, I knew that even if the treatment was many times more successful than current treatment modalities, that it would be a tough sell. It would take time, money and a gifted and special leader to make it work. It was only because Len was leading the charge that I chose to invest my hard earned money in the company. Len has proven to be more than up to the challenge. He has repeated demonstrated his resourcefulness, business savvy and determination. Anyone who disparages Len today have a very short and selective memory.
I have known Len for many years and I not only believe him to be completely trustworthy but I consider him to be a person of great integrity. In my judgment and experience he would never do anything to prejudice the company’s shareholders and he has always acted in what he believes to be the best interest of the company. I don’t know the officers and directors of the company who removed Len or who oppose him in the current election contest and I have no reason to doubt their motives. However, Len, got us to the where we are today and I continue to believe that because of his proven track record, he is the best man for the job. It all comes down to a question of trust. I respectfully submit that for all of the reasons set forth herein above that Len has earned our trust, and for that reason I support his slate of directors and encourage everyone else to do the same!!